New Hampshire Thrift Bancshares, Inc. Repurchases Warrant From U.S. Treasury

NEWPORT, NH -- (Marketwire - February 16, 2012) - New Hampshire Thrift Bancshares, Inc. (the "Company") (NASDAQ: NHTB), the holding company for Lake Sunapee Bank, fsb (the "Bank"), today announced that on February 15, 2012 it repurchased in its entirety the warrant (the "Warrant") previously issued to the U.S. Department of the Treasury ("Treasury") on January 16, 2009, in connection with the Company's participation in the Capital Purchase Program ("CPP"). The Company repurchased the Warrant for $737,100. The Warrant was previously exercisable for 184,275 shares of the Company's common stock at an exercise price of $8.14 per share. The repurchase of the Warrant is not expected to have any effect on the Company's earnings or earnings per share for the first quarter of 2012.

On August 29, 2011, the Company announced that it redeemed all 10,000 shares of its Fixed Rate Cumulative Perpetual Preferred Stock, Series A, that was sold to Treasury under the CPP. As a result of the Warrant repurchase, the Company has repurchased all securities issued to Treasury under the CPP.

About New Hampshire Thrift Bancshares, Inc.

New Hampshire Thrift Bancshares, Inc. is the bank holding company of Lake Sunapee Bank, fsb, a federally-chartered stock savings bank which provides a wide range of banking and financial services, and McCrillis & Eldredge Insurance, Inc., a full-line independent insurance agency which offers a complete range of commercial insurance services and consumer products. These wholly-owned subsidiaries operate through 30 offices strategically located within the greater Dartmouth-Lake Sunapee-Kearsarge and Monadnock regions of west-central New Hampshire and central Vermont. New Hampshire Thrift Bancshares, Inc. has total assets of approximately $1.0 billion.

Forward-Looking Statements

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements contained in this press release, which speak only as of the date made. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors discussed under the caption "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2010, and in subsequent filings with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent our views as of the date of this release. The Company and the Bank do not undertake and specifically decline any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

For additional information contact:
Stephen R. Theroux
President
603-863-0886